Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement is made by and between  Christopher d’Arnaud-Taylor ("Consultant”), with offices at 360 West 22nd Street, Suite 16B, New York, NY 10011, Waste2Energy Group Holdings PLC, (“Group Holdings”) an Isle of Man company with its principal offices located at Stanley House, Lord Street, Douglas, Isle of Man IM1 2BF, British Isles, Maven Media Holdings, Inc.,  (“Maven”) a Delaware corporation with offices located at 1185 Avenue of the Americas, 20th Floor, New York, New York 10036 and  Waste2Energy, Inc. ("W2E"), a Delaware corporation, with its principal offices located at 1185 Avenue of the Americas, 20th Floor, New York, NY  10036.

1.           Retention as Consultant and the services of Consultant.

a. Group Holdings hereby retains Consultant and Consultant hereby accepts such engagement and agrees to perform the services for Group Holdings as hereinafter set forth.

b. During the Term, Consultant shall devote a reasonable amount of Consultant’s business time (which shall not be less than 60% of his business time), attention and efforts to the business of Group Holdings and shall hold himself ready to and shall provide advice to Group Holdings in connection with its business, including, without limitation, evaluating particular contracts or transactions, as requested by the officers of Group Holdings (the “Consulting Services”).  Should Consultant so desire, Group Holdings shall provide him with adequate work space and administrative support as are reasonably necessary for carrying out the functions of his  consulting work.

c. Consultant,   Group Holdings, Maven and W2E agree that Consultant may render services to Group Holdings that are outside the scope of this Agreement.  Such services would be the subject of separate agreements between the Consultant and Group Holdings that would define the nature and scope of such services and the compensation to be paid to Consultant for such services.

2.           Compensation.

a. For all services to be rendered by Consultant pursuant to this Agreement, Consultant shall, beginning on the Effective Date, be paid  by  Group Holdings an annual fee of $300,000 exclusive of business expenses as hereinafter defined which shall  paid on the first and the fifteenth of each month  in accordance with Group Holdings payment policies.  The payments to Consultant shall from time to time be adjusted (upward, but not downward) at the discretion of the Board of Group Holdings.  The first such review shall be no later than the first anniversary of this Agreement.

b. Group Holdings shall reimburse Consultant for his reasonable out-of-pocket expenses incurred with respect to the performance of Consultant’s consulting activities hereunder upon Consultant's presentation of vouchers, receipts, and such other evidence of expenses incurred as shall be reasonably required by Group Holdings.

c. Maven may grant Consultant such stock options and warrants at such times, in such amounts and with such exercise prices as the Board of Directors of Maven may from time to time determine.

d. Group Holdings shall reimburse Consultant for the costs of Consultant’s health insurance.

e. Maven and W2E shall be jointly and severally liable for making any payments due to the Consultant hereunder (including payments for expenses and for the reimbursement of Consultant’s health insurance) on a timely basis.

3.           Term.

(a)           The term of this Agreement shall commence as of the date of the final closing of the offering of up to 4,000,0000 Units (with an over-subscription option of up to an additional 1,000,000 Units) of Maven pursuant to the Confidential Private Offering Memorandum, dated May 7, 2009, as amended by Amendment No. 1 dated May 26, 2008,  “Effective Date”) and shall end on the date which is the third anniversary of the Effective Date unless Consultant’s retention is terminated earlier in accordance with this Agreement (the “Initial Term”); provided, however, that the term of this Agreement shall automatically be extended beyond the Initial Term for a one year period, effective upon the third anniversary of the Effective Date (the “Renewal Term”) unless either party notifies the other by a date which is ninety (90) days prior to the expiration of the Initial Term that such party desires not to extend the Initial Term beyond the third anniversary of the Effective Date.  This Agreement shall continue for successive one-year Renewal Terms unless and until either party gives ninety (90) days notice to the other of its desire not to extend further the term of this Agreement beyond the end of the then-current Renewal Term, or this Agreement is otherwise terminated.  The term of this Agreement, whether during the Initial Term or any Renewal Term, shall be referred to as the “Term.”

(b)           Death.  The death of Consultant shall immediately and automatically terminate Consultant’s obligations to perform the Consulting Services under this Agreement.  If Consultant dies during the Term, any unvested equity compensation granted to Consultant pursuant to an equity compensation plan (“Plan”) shall immediately vest and any vested warrants may be exercised on or before the earlier of (i) the warrant’s expiration date or (ii) eighteen months after Consultant’s death.  Any warrant that remains unexercised after this period shall be forfeited. Upon Consultant’s death, Consultant’s legal representative shall receive:  (1) any compensation earned but not yet paid and any unreimbursed business expenses, which amounts shall be promptly paid in a lump sum, and (2) any other amounts or benefits owing to Consultant pursuant to this Agreement (subsections (1) and (2) shall be collectively referred to as, the “Accrued Amounts”).  Other than the benefits described above, no further compensation or benefits shall be due or owing upon Consultant’s death.

(c)           Disability.  If as a result of incapacity due to physical or mental illness or injury, Consultant shall have been absent from Consultant’s duties hereunder for six months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such six month period, but which shall not be effective earlier than the last day of such six month period, Group Holdings may terminate this Agreement provided Consultant is unable to substantially perform his duties hereunder at the conclusion of such notice period (a “Disability”), as determined by a physician mutually selected by the parties hereto.  In the event this Agreement is terminated as a result of Disability, Consultant shall receive from Group Holdings, in a lump-sum payment due within ten (10) days of the effective date of termination, an amount equal to the Accrued Amounts.  Additionally, if Consultant is terminated due to a Disability, any unvested equity compensation granted to Consultant pursuant to a Plan shall immediately vest and any vested warrants may be exercised on or before the earlier of: (i) the warrant’s expiration date or (ii) eighteen months after Consultant’s termination due to the Disability.  Any warrant that remains unexercised after this period shall be forfeited.  Other than the benefits described above, no further compensation or benefits shall be due or owing upon Consultant’s termination due to Disability.

(d)    Cause.  Group Holdings may terminate this Agreement immediately upon written notice to Consultant for “Cause,” which shall mean: (i) Consultant’s willful, material, and irreparable breach of this Agreement; (ii) Consultant’s willful misconduct in the performance of any of his material duties and responsibilities hereunder that has a material adverse effect on Group Holdings; (iii) Consultant’s  intentional and continued non-performance (other than by reason of disability or incapacity) of any of Consultant’s material duties and responsibilities hereunder or of any reasonable, lawful instructions from the board of Group Holdings, which continues for ten (10) days after receipt by Consultant of written notice from Group Holdings; (iv) Consultant’s material and willful dishonesty or fraud with regard to Group Holdings (other than good faith expense account disputes) that has a material adverse effect on Group Holdings  (whether to the business or reputation of  Group Holdings); or (v) Consultant’s conviction of a felony (other than as a result of vicarious liability or a traffic related offense).  For purposes of this paragraph, no act, or failure to act, on Consultant’s part shall be considered “willful” unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of Group Holdings.   In the event of that Agreement is terminated by Group Holdings for Cause, Consultant shall receive only the Accrued Amounts.

Notwithstanding the foregoing, following Consultant’s receipt of written notice from Group Holdings  of any of the events described in subsections (i) through (iv) above, Consultant shall have ten (10) days in which to cure the alleged conduct (if curable).

(e) Without Cause .  At any time after the effectiveness of this Agreement, Group Holdings may, without Cause, terminate Consultant’s employment, effective thirty (30) days after written notice is provided to Consultant.  In the event Consultant is terminated by Group Holdings without Cause, Consultant shall receive from Group Holdings within ten (10) days after such termination, in a lump sum payment, an amount equal to the sum of the compensation and bonus, if any, that would have been paid to consultant through the end of the then remaining Term if Consultant had not been terminated or for twelve months, whichever is less.  Consultant shall also receive the Accrued Amounts.  Additionally, if Consultant is terminated by Group Holdings without Cause, any unvested equity compensation granted to Consultant pursuant to a Plan shall immediately vest and any vested warrants may be exercised on or before the earlier of:  (i) the warrant’s expiration date or (ii) eighteen months after the termination of this Agreement pursuant to his Subsection. Any warrant that remains unexercised after this period shall be forfeited.

(f) Resignation for Good Reason. At any time after the effective date of this Agreement, Consultant may terminate this Agreement for Good Reason (as defined below) effective thirty (30) days after written notice is provided to Group Holdings.  Upon the termination of this Agreement for Good Reason, Consultant shall be entitled to all payments and benefits as if this was terminated by Group Holdings Without Cause as provided in subsection (e) above.  For purposes of this Agreement, Good Reason means: (ii) any  change in Consultant’s  reporting relationship or a material diminution of his then duties, responsibilities or authority or the assignment to Consultant  of duties or responsibilities that are inconsistent with this Agreement; (iiii) the failure by Group Holdings to continue in effect any material compensation or benefit plan or arrangement in which Consultant  participates unless an equitable and substantially comparable arrangement (embodied in a substitute or alternative plan) has been made with respect to such plan or arrangement, or the failure by Group Holdings to continue Consultant’s  participation therein (or in such substitute or alternative plan or arrangement) on a basis not less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed at the time of the termination of this Agreement; (iii) any breach of this Agreement (or any other written agreement entered into between Consultant and Group Holdings) by Group Holdings; or (iv) failure of any successor to Group Holdings (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Consultant upon the assignee becoming such, the obligations of Group Holdings  hereunder.

Notwithstanding the foregoing, following Group Holdings’ receipt of written notice from Consultant of any of the events described in subsections (i) through (iv) above, Group Holdings  shall have ten (10) days in which to cure the alleged conduct (if curable).

(g) Resignation without Good Reason. Consultant may terminate this Agreement without Good Reason or retire upon thirty (30) days’ written notice, and upon such termination of this Agreement, he shall receive the Accrued Amounts.

(h) No Duty to Mitigate.  In the event of any termination of this Agreement under this Section, Consultant shall be under no obligation to seek other employment and there shall be no offset against amounts due Consultant under this Agreement on account of any remuneration attributable to any subsequent employment that Consultant  may obtain.  Any amounts due under this Section are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

4. Non-Disclosure.  Consultant will not at any time (a) use any Confidential Information for his  own benefit or for the benefit of any person or entity other than Group Holdings, (b) disclose to any person or entity any Confidential Information; or (c) remove from Group Holdings’ premises or make copies of any Confidential Information, in any form; except, in each case, as may be required within the scope of Consultant's duties during the term of this Agreement, in which event Consultant will maintain and safeguard the confidentiality of such Confidential Information and will secure from any third parties to whom Consultant may in their best judgment disclose such information their written agreement expressly inuring to the benefit of Group Holdings to maintain and safeguard their confidentiality and not to use it for the benefit of any person other than Group Holdings.  For purposes of this Agreement, "Confidential Information" means any trade secrets and all technical, research, operational, manufacturing, marketing, sales and financial policies, plans or information of Group Holdings.  Confidential Information does not include information, knowledge or data that was in Consultant’s possession prior to the commencement of this Agreement or information, knowledge or data which was or is in the public domain by reason other than the wrongful acts of Consultant; provided, however, that “Confidential Information” shall include information, knowledge and data that was in Consultant’s possession prior to the commencement of this Agreement (other than information, knowledge or data which was or is in the public domain other than by reason of the wrongful acts of Consultant) that Consultant was prohibited form disclosing or using by reason of any fiduciary obligation of Consultant to Group Holdings or any agreement between Consultant and Group Holdings.

5.           Relationship.  Consultant and Group Holdings are and shall be independent contractors in their relationship with each other and neither is nor shall be considered an agent, employee, or legal representative of the other for federal or state tax purposes or for any other purposes whatsoever. Consultant has no express or implied authority to assume or create any obligation or responsibility on behalf of Group Holdings or to bind Group Holdings in any way.

6. General Provisions.

a.           Notices.  Any notice required or desired to be given hereunder shall be effective if in writing and delivered personally or by certified mail, postage prepaid and return receipt requested, to a party hereto at the address for such party set forth herein or to such other address as a party may specify by written notice to the other party similarly given, and shall be effective when mailed or, if delivered by hand, when received.

b.           Benefit.  This Agreement and the rights and obligations contained herein shall be binding upon and inure to the benefit of Group Holdings, their successors and assigns, and upon Consultant, their/her legal representatives, heirs and distributees.

c.           Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

d.           Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the subject matter hereof and may not be altered or amended except by an instrument in writing signed by both parties hereto.

e.           Severability.  The invalidity or unenforceability of a particular provision hereof shall not affect the other provisions of This Agreement, and it shall be construed in all respects as if such invalid or unenforceable provision were omitted.

f.           Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without application of the choice of law provisions, and each of the parties to this Agreement hereby consent to the jurisdiction of the appropriate courts of the State of New York with respect to any disputes relating to this Agreement.

g.        Disputes.  In the event that a dispute arises relating to this Agreement, the parties agree to attempt to resolve the dispute informally, including through mediation. In the event that the parties are unable to resolve such disputes informally, the courts of New York shall have exclusive jurisdiction over any suits arising from or relating to such a dispute.

h..           Headings.  The headings contained herein are inserted for convenience only and do not constitute a part of this Agreement.

i..           Counterparts.  This Agreement may be executed in one or more counterparts, each one of which shall be deemed an original instrument and all of which together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of May 28, 2009.

WASTE2ENERGY, INC.	WASTE2ENERGY GROUP HOLDINGS PLC

/s/	/s/
Name	Name
Title	Title

MAVEN MEDIA HOLDINGS, INC.	CONSULTANT

/s/	/s/
Name	Christopher d’Arnaud-Taylor
Title

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